Exhibit 10.1

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (this “Agreement”) is made this 30th day of October 2006 by and between E.J. McLean (the “Employee”) and Medical Solutions Management Inc., a Nevada corporation (the “Company”).

WHEREAS, the Employee has been employed by the Company since December 5, 2005;

WHEREAS, the Employee’s at-will employment with the Company or its subsidiaries or affiliates and all positions he holds at the Company or its subsidiaries or affiliates shall terminate effective as of November 17, 2006 (the “Separation Date”); and

WHEREAS, the Company and the Employee desire to specify the terms and conditions of the Employee’s separation from employment with the Company and all positions he holds at the Company or its subsidiaries or affiliates.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants and obligations herein contained, the parties hereto agree as follows:

1. Employment Status and Final Payments.

(a) The Employee’s employment with the Company and all positions he holds at the Company or its subsidiaries or affiliates shall terminate effective as of the Separation Date. Accordingly, the Employee’s regular salary and benefits shall terminate effective as of the Separation Date, and any entitlement he has or might have had under any Company-provided benefit plan, program or practice shall terminate effective as of the Separation Date, except as required by federal or state law or otherwise described below.

(b) The Company shall provide the Employee with payment for all base salary and accrued, but unused, vacation up to and through the Separation Date.

(c) The Employee agrees and acknowledges that, notwithstanding anything to the contrary contained in any verbal or written agreement between the Employee and the Company, including, without limitation, that certain (i) Employment Agreement (the “Employment Agreement”), effective as of November 19, 2005, by and between the Employee and OrthoSupply Management, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“OrthoSupply”) (which Employment Agreement, by the execution and delivery of this Agreement, is hereby amended upon the terms set forth herein), and (ii) Incentive Stock Option Agreement (the “Option Agreement”), dated as of December 1, 2005, by and between the Employee and OrthoSupply, from and after the Separation Date (1) the Employee shall have no equity ownership rights in the Company or its subsidiaries or affiliates other than an option to purchase 25,000 shares of the Company’s common stock, at a per share exercise price of $0.01, which option shall be vested fully as of the Separation Date, and shall be exercisable until the ninetieth (90th) day following the Separation Date in accordance with the terms of the Option Agreement (which Option Agreement, by the execution and delivery of this Agreement, is hereby amended upon the terms set forth herein), and (2) any other equity ownership rights in the Company or its subsidiaries or affiliates previously held by the Employee, or agreed to be issued by the Company or its subsidiaries or affiliates to the Employee, are hereby forfeited.

2. Consideration. In consideration for the Employee’s execution and delivery of this Agreement, including the release provision contained in Section 4 hereof, the Company and the Employee agree that, effective from the Separation Date the Employee shall have no obligation under Section VII of the Employment Agreement to refrain from taking certain actions as set forth therein.

3. Settlement of Amounts Due. The Employee acknowledges that the amounts set forth herein constitute complete and unconditional payment, settlement, accord and/or satisfaction for any and all obligations and liabilities of the Company and its subsidiaries and affiliates to the Employee, and with respect to all claims, causes of action and damages that could be asserted by the Employee against the Company and its subsidiaries and affiliates arising out of the Employee’s employment with, change in employment status with and termination of employment from the Company, including, without limitation, any and all claims for wages, salary, vacation pay, compensation, draws, incentive pay, bonuses, stock and stock options, deferred compensation, restricted stock, commissions, reimbursement of expenses, severance pay, notice pay, salary continuation pay, attorney’s fees, ownership or equity in the Company, exemplary damages or other benefits, costs or sums.

4. General Release. In exchange for the benefits described in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employee hereby agrees that he, his representatives, agents, estate, heirs, successors and assigns (collectively and individually the “Employee Parties”) absolutely and unconditionally hereby release, remise, indemnify, hold harmless and forever discharge the Company, its predecessors, successors, parents, subsidiaries, divisions, affiliates, assigns, benefit plans and insurers, as well as its and their current and former directors, stockholders, officers, employees, attorneys, partners, representatives and/or agents, both individually and in their official capacities (collectively and individually the “Company Parties”), from any and all actions or causes of action, suits, claims, complaints, contracts, liabilities, obligations, agreements, promises, debts, damages, judgments, rights and demands, whether existing or contingent, known or unknown, including, but not limited to, (a) any and all claims arising out of or in connection with the Employee’s employment, change in employment status or termination of employment with the Company, (b) any and all claims arising out of or in connection with any relationship between the Employee and the Company and/or the Company Parties, including those arising out of the Employee’s status as an employee or officer of the Company and/or the Company Parties, (c) any and all claims based on any federal, state or local law, constitution or regulation regarding either employment or employment discrimination and/or retaliation including, without limitation, those laws or regulations concerning discrimination on the basis of race, color, age, handicap, physical or mental disability, creed, religion, sex, sex harassment, sexual orientation, marital status, national origin, ancestry, veteran status, military service, application for military service, or any other category protected under state or federal law, and (d) any and all claims based on any contract, whether oral or written, express or implied; any tort; and/or any other statutory or common law claim of any nature whatsoever.

This Section 4 is intended by the parties hereto to be all encompassing and to act as a full and total release of any and all claims, whether specifically enumerated herein or not, that the Employee Parties have, may have or have had against the Company Parties, from the beginning of the world to the date of this Agreement and through and after the Separation Date.

5. Confidentiality; Trade Secrets; Assignment of Inventions. The Employee agrees and acknowledges that nothing herein shall relieve the Employee from his obligations under Sections VIII and IX of the Employment Agreement, which obligations shall continue with full force and effect after the date of this Agreement and through and after the Separation Date in accordance with their terms.

6. Miscellaneous.

(a) This Agreement sets forth the complete, sole and entire agreement between the parties and supersedes any and all other agreements, negotiations, discussions, proposals, or understandings, whether oral or written, regarding the subject matter set forth herein.

(b) This Agreement may not be changed, amended, modified, altered or rescinded except upon the express written consent of both the Company and the Employee. Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated.

(c) In the event that any provision of this Agreement, or any part thereof, is determined to be legally invalid, void or voidable as against the public policy or otherwise, the affected provision shall be stricken from the Agreement, and the remaining terms of the Agreement and its enforceability shall remain unaffected thereby. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

(d) This Agreement shall in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts without giving effect to the principles of conflicts of law thereof. The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against any of the parties.

(e) The Employee may not assign any of his rights or delegate any of his duties under this Agreement.

(f) The Employee represents that he has read this Agreement, that he fully understands the terms and conditions of this Agreement and that he is voluntarily executing this Agreement. The Employee acknowledges that in entering into this Agreement, he is not relying on any representation, promise or inducement made by the Company with the exception of the consideration described herein.

IN WITNESS WHEREOF, each of the parties has executed this Agreement this 31st day of October, 2006.

Employee:

/s/ E.J. McLean
E.J. McLean

Company:

MEDICAL SOLUTIONS MANAGEMENT INC.

By:	/s/ Brian Lesperance
Name:	Brian Lesperance
Title:	Director

By:	/s/ Marshall Sterman
Name:	Marshall Sterman
Title:	Director

By:	/s/ Robert Coffill
Name:	Robert Coffill
Title:	Director